Exhibit 99.2


FOR MORE INFORMATION:
Robert B. Webster, Ross Systems
(770) 351-9600
bobwebster@rossinc.com
----------------------

                 Ross Systems, Inc. Estimates 4th Quarter Profit

              Earnings per share to improve 81% over prior quarter

ATLANTA September 4, 2003 - Ross Systems, Inc. (NASDAQ: ROSS), a leading provider of enterprise software solutions for manufacturers, announced today that it expects a profit of $0.40 diluted earnings per share (EPS) for its fourth fiscal quarter of 2003, which ended June 30, 2003. Revenues for the quarter are estimated to be $13.0 million. The quarter's results reflect positive operating earnings and cash flow, which continued to improve over the prior year's same quarter. Total revenue increased 14% from the prior year same quarter while expense management resulted in further improvements in both operating margins and net earnings. Estimates are based upon preliminary results and are subject to final review. "We are very pleased with our overall 4th quarter performance. We continue to attract new customers and have been successful in providing additional products and services to our installed customers worldwide," said J. Patrick Tinley, Chairman and CEO of Ross Systems. The Company is scheduled to announce the results for the quarter and the full year, which ended June 30, 2003 on September 8, 2003 upon completion of our annual audit. An investor conference call has been scheduled for September 9, 2003 at 9: A.M. (EST). The dial-in number is (888) 843-6162 and Participant code 1335120

About Ross Systems
------------------
Ross Systems, Inc. (NASDAQ: ROSS) delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by over 1,000 customer companies worldwide, the company's family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. Publicly traded on the NASDAQ since 1991, Ross's global headquarters are based in the U.S. in Atlanta, Georgia, with sales and support operations around the world.


STATEMENTS IN THIS ANNOUNCEMENT, WHICH EXPRESS THAT THE COMPANY "BELIEVES", "ANTICIPATES", "EXPECTS", "PLANS TO..." OR "SHOULD BEGIN TO..." AS WELL AS OTHER STATEMENTS, WHICH ARE NOT HISTORICAL FACT, ARE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING QUARTERLY FLUCTUATION OF SOFTWARE PRODUCT LICENSE REVENUE, WEAKENING OF CUSTOMER DEMAND FOR ENTERPRISE SYSTEMS, THE COMPANY'S MAINTENANCE OF A MINIMAL BACKLOG, THE UNCERTAINTY OF DEMAND FOR NEW PRODUCT OFFERINGS AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN REPORTS FILED BY THE COMPANY WITH THE SEC, INCLUDING THE ANNUAL REPORT ON FORM 10-K FILED FOR THE YEAR ENDED JUNE 30, 2002, AND THE QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED SEPTEMBER 30, 2002, DECEMBER 31, 2002 AND MARCH 30,2003 .